EXHIBIT 99

PRESS RELEASE

Peoples Financial Services Corp. Amended Second Quarter 2009 Earnings Report

Net income through six months in 2009 was $2,774,000 compared to $3,119,000 for the same period in 2008. This is down from $3,001,000 as originally reported by the Company on July 17, 2009 for the six months ended June 30, 2009. For the quarter ended June 30, 2009, net income was $1,253,000 compared to $1,704,000 for the quarter ended June 30, 2008. This too is down from $1,480,000 as originally reported on July 17, 2009 for the quarter ended June 30, 2009. This was due to the accounting for additional premiums due to the FDIC, as well as the special assessment levied by the FDIC June 30, 2009 which had not originally been reflected in the Company’s earnings.

Peoples Financial Services Corp., Hallstead Pennsylvania, is the parent company of Peoples National Bank, an independent community bank with eleven community offices.  The community office locations are:  Hallstead, Hop Bottom, Susquehanna, and Montrose, in Susquehanna County, Pennsylvania; Nicholson, Tunkhannock and Meshoppen, in Wyoming County, Pennsylvania; Glenburn in Lackawanna County, Pennsylvania; and Conklin, Deposit, and Binghamton, in Broome County, New York, Peoples Advisors, LLC, a member-managed limited liability company for the purpose of providing investment advisory services to the general public, and Peoples Financial Capital Corporation which main activities are the maintenance and management of intangible investments and the collection and distribution of the income from such investments.

Except for the historical information, this press release may contain forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995, which involve risks and uncertainties in the banking industry and overall economy.  Such risks and uncertainties are detailed in the Company’s Securities and Exchange Commission reports, including the Annual Report on Form 10-K and quarterly reports on Form 10-Q.